Exhibit 11.1

COMPUTATION OF PER SHARE EARNINGS (LOSSES)

STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS (LOSSES)

Consolidated

	Year Ended December 31,
	2008	2007	2006
Weighted average Shares of Common Stock outstanding during the year	5,231,111	5,164,169	5,152,804
Shares of Common Stock issuable in connection with assumed exercise of options under the treasury stock method	39,089	466,694	187,014
TOTAL	5,270,200	5,630,863	5,339,818
Net Income (Loss)	$(31,704,468)	6,399,933	$7,314,305
Per Share amount—Primary/Basic	$(6.06)	$1.24	$1.42
Per Share amount—Diluted	$(6.06)	$1.14	$1.37

Continued Operations

	Year Ended December 31,
	2008	2007	2006
Weighted average Shares of Common Stock outstanding during the year	5,231,111	5,164,169	5,152,804
Shares of Common Stock issuable in connection with assumed exercise of options under the treasury stock method	39,089	466,694	187,014
TOTAL	5,270,200	5,630,863	5,339,818
Net Income (Loss)	$(31,046,053)	$6,325,338	$7,314,305
Per Share amount—Primary/Basic	$(5.93)	$1.22	$1.42
Per Share amount—Diluted	$(5.93)	$1.12	$1.37

Discontinued Operations

	Year Ended December 31,
	2008	2007	2006
Weighted average Shares of Common Stock outstanding during the year	5,231,111	5,164,169	5,152,804
Shares of Common Stock issuable in connection with assumed exercise of options under the treasury stock method	39,089	466,694	187,014
TOTAL	5,270,200	5,630,863	5,339,818
Net Income (Loss)	$(658,415)	$74,595	$—
Per Share amount—Primary/Basic	$(.13)	$0.01	$—
Per Share amount—Diluted	$(.13)	$0.01	$—